Exhibit (c) (2)

Value Creation Through Privatization April 2005 Project Sunshine

Benefits of Privatization Announcing a cash sale to private equity investors at a 24% premium will represent a significant return for the shareholders (including employees) and will not prevent a strategic acquirer from topping the offer Greater flexibility as a private company Ability to focus on acceleration of business plan and less on hitting short-term earnings targets Continue to pursue strategic and operating goals while no longer under the public company microscope Eliminate burden of public company costs Equity with much greater upside available for existing and new management and employees Maximizing Sunshine's potential Closely align investors' long-term views, employees' goals / incentives and commitments to customers Strategically invest in product development, customer relationships and partnerships Benefit from leadership and experience of private equity investors

Benefits of Privatization (cont'd) Benefits of financial leverage Strong cash flow businesses like SunGard and Sunshine can change their capital structure from ~100% equity to 40%/60% equity/debt which substantially enhances equity returns With blended senior/mezzanine buyout interest rates at 7% and 10-year Treasury Notes at 4.4%, debt is cheap capital Sunshine could serve as a foundation for strong private equity backers to rapidly consolidate acquisition targets Leverage existing Sunshine assets including brand recognition, customers, sales force, G&A and global services Ability to move more rapidly with greater cash available from major capital partners CEO proven as a successful consolidator of businesses Market Tested Transaction SunGard's stellar private equity participation has demonstrated the strong demand for technology companies (eg. Bain Capital, Providence Equity Partners, Silverlake, TPG) America's profiled the transaction on a no-name basis to Bill Janeway, head of Warburg Pincus, who said they would like to do the "whole deal" Similarly America's spoke with American Capital, a major mezzanine player who is very interested in leading the mezzanine round and provided the estimates for the senior and mezzanine debt structure and rates

Transaction Structure (US$ in millions except per share data) Note: Sunshine price represents April 26, 2005 intraday trading price of $25.75

Income Statement Source: Phil Rueppel Report dated 4/21/05. 2006-2008 estimates represent management estimates post FMC transaction and assumes buyout closes in Q4 2005. Source: Phil Rueppel Report dated 4/21/05. 2006-2008 estimates represent management estimates post FMC transaction and assumes buyout closes in Q4 2005.

Proposed 24% Premium Above Recent Tech. M&A Transactions

Technology Buyouts 2004-05 Date Announced Target Name Acquiror Name Value ofTransaction ($mil) Target LTM ($mil) 1 04/25/05 DoubleClick Hellman & Friedman LLC $1,100 - 2 04/19/05 RedPrairie Corp Francisco Partners LP - - 3 04/18/05 Manchester Technologies Inc Caxton-Iseman Capital Inc 58 105 4 04/18/05 Attachmate Corp Francisco Partners, Golden Gate Capital, Thoma Cressey Equity Partners - - 5 04/06/05 Switchcraft Holdings Inc ClearLight Partners - - 6 03/28/05 SunGard Data Systems Inc SilverLake Partners 10,844 3556 7 03/21/05 Hunter Technology Corp Investor Group 4 - 8 03/18/05 Datatel Inc Thoma Cressey Equity Partners, Trident Capital - - 9 03/17/05 MDS International Inc Investor Group - - 10 03/01/05 Entigo Corp Investor Group - - 11 02/04/05 Applied Recruitment Tech EM Warburg Pincus & Co Inc - - 12 01/24/05 NACT Telecommun Inc NACT Acquisition Inc 4 - 13 01/13/05 GovPX Inc ICAP PLC 13 15 14 12/14/04 eSmartloan.com Capital One Financial Corp 155 - 15 12/06/04 WRQ Inc Francisco Partners, Thoma Cressey Equity Partners - - 16 11/19/04 Hosokawa Bepex Investor Group - - 17 11/18/04 General Electric IT Solutions Platinum Equity LLC - - 18 11/18/04 Celerity Group Inc Texas Pacific Group Inc - - 19 11/18/04 Telcordia Technologies Inc Providence Equity Partners, Warburg Pincus 1,350 - 20 11/05/04 Agfa Monotype Corp TA Associates Ltd 169 - 21 11/01/04 Web.com Investor Group - - 22 10/21/04 G International Francisco Partners LP - - 23 10/04/04 MSC.Software Corp ValueAct Capital Partners LP 257 253 24 10/01/04 Applied Systems Inc. Investor Group - - 25 08/31/04 Don Best Sports Celeus Capital Corp - - 26 08/31/04 Bandwiz Inc Investor Group - -

Technology Buyouts 2004-05 Technology Buyouts 2004-05

Potential Private Equity Buyers Note: Does not include private equity players involved in SunGard transaction

America's Role Represent Sunshine's board of directors in its consideration of private equity proposals to buy the business Bring a handful of enthusiastic and high profile private equity and debt players to the table Position Company's ability to capitalize on privatization by fueling top line growth and driving growing cash flow Deliver opportunity for current stockholders to realize liquidity at premium valuation